Exhibit 10.1
SEPARATION AND RELEASE AGREEMENT
     This SEPARATION AND RELEASE AGREEMENT (the “Agreement”) is entered into as of the       day of July, 2009, by and between, HRB Tax Group, Inc., a Missouri corporation (“Block”), and Timothy C. Gokey (“Executive”).
     WHEREAS, Executive and Block are parties to an Employment Agreement dated June 28, 2004 (the “Employment Agreement”),
     WHEREAS, Executive and Block agree to end Executive’s employment,
     WHEREAS, Executive and Block intend the terms and conditions of this Agreement to govern all issues related to Executive’s employment and separation,
     NOW, THEREFORE, in consideration of the covenants and mutual promises contained in this Agreement, Executive and Block agree as follows:
     1. Termination of Employment. The parties agree that Executive’s employment with Block will end on August 31, 2009 (“Separation Date”). Until the Separation Date, the Executive will remain on active payroll and be paid his current salary in accordance with Block’s regular payroll practices. Until the Separation Date, Executive agrees that he will only perform transition work as specifically agreed by Block Chief Executive Officer (“CEO”) Russ Smyth and Executive. Executive further agrees that he will timely respond to questions and provide guidance as requested by Block CEO Russ Smyth. On or after the Separation Date, Executive acknowledges and agrees that he will not represent himself as being an employee, officer, director, trustee, member, partner, agent, or representative of Block for any purpose, and will not make any public statements on behalf of Block. Executive further acknowledges and agrees that he has received proper notice under Section 1.07(b) of his Employment Agreement to terminate it.
     2. Resignation. Executive agrees that as of the Separation Date, he resigns from all offices, directorships, trusteeships, committee memberships, and fiduciary capacities held with, or on behalf of, Block or its parents, subsidiaries, or affiliates (collectively as “Affiliates”), or any benefit plans of Block or its Affiliates. Executive will execute the resignations attached as Exhibit A on minute book paper contemporaneously with his execution of this Agreement.
     3. Severance Benefits. The parties agree to treat Executive’s separation of employment as a termination without “cause” and a “Qualifying Termination” (as defined in Section 1.07 of the Employment Agreement) for purposes of Executive’s eligibility for severance compensation and benefits as set forth in this Section. Subject to the terms and conditions of this Agreement, including Executive’s executing this Agreement and the Supplemental General Release, Executive acknowledges and agrees that he will not be eligible for any compensation or benefits after the Separation Date except for the following:
     a. Severance Pay. Subject to the terms of the H&R Block Severance Plan (“Severance Plan”), Block will pay to Executive $833,340.00, less required tax withholdings, in a lump sum payment within 30 days from the later of the Separation Date or the Effective Date of this Agreement.
     b. Employee Benefits. Executive will remain eligible to participate in the various health and welfare benefit plans maintained by Block until the Separation Date. After the Separation Date, Block will pay Executive a lump sum payment of $10,008, lass applicable tax withholdings, which represents Executive’s monthly post-employment premium for health and welfare benefits under COBRA for twelve (12) months less the amount Executive paid for such benefits as an active employee. To be eligible for the payment described in this subsection, Executive must be enrolled in Block’s health and welfare plans on the Terminate Date. If Executive qualifies for this payment, Block will pay Executive this payment within 30 days from the later of the Separation Date or the Effective Date of this Agreement. Conversion privileges may also be available for other benefit plans.
     c. Stock Options. Those portions of any outstanding incentive stock options (“ISO Stock Options”) and nonqualified stock options (“NQ Stock Options”) to purchase shares of Block’s common stock Block granted to Executive that are scheduled to vest between the Separation Date and 18 months thereafter (based solely on the time-specific vesting schedule included in the applicable stock option agreement) shall vest and become exercisable as of the Separation Date. A list of the stock options vested as of the date of this Agreement and to become vested pursuant to this Section is attached as Exhibit B. Any stock options unaffected by the operation of this Section shall be forfeited to Block on the Separation Date. No later than the Separation Date, Executive will complete an election form on which he will elect the time period during which he may exercise his ISO and NQ Stock Options. Executive acknowledges and agrees that he is solely responsible for the income tax treatment of his ISO and NQ Stock Options election, and that Block has not provided him any personal tax advice about this election. Block encourages Executive to seek independent tax advice regarding this election.
     d. Restricted Shares, All restrictions on any shares of Block’s common stock Block awarded to Executive (“Restricted Shares”) that would have lapsed absent a termination of employment in accordance with their terms by reason of time between the Separation Date and 18 months thereafter shall terminate (and shall be fully vested) as of the Separation Date. Executive shall forfeit on the Separation Date any shares unaffected by the operation of this Section. A list of the Restricted Shares outstanding as of the date of this Agreement and to become vested pursuant to this Section is attached as Exhibit C.
     e. Performance Shares. The number of performance shares Executive will receive at the end of each applicable performance period will be determined based upon (1) Executive’s pro-rata length of service during the performance period, and (2) the achievement of the performance goals at the end of the performance period. Block will pay any performance shares due Executive to him at the time payments are generally made to other individuals who received a similar award of performance shares. On the Separation Date, Executive shall forfeit to Block any Performance Shares Block awarded him pursuant to a cycle which is less than one year old. A list of the Performance Shares eligible to become payable pursuant to this subsection is attached as Exhibit D.

     f. Outplacement Services. Block will pay directly to Right Management Services for twelve (12) months of outplacement services to be provided to Executive. Executive must elect these outplacement services on or before August 31, 2009 in writing to the Block Senior Vice-President, Human Resources. Executive waives these outplacement services if he fails to provide such written notification on or before August 31, 2009.
     g. Deferred Compensation. Executive will receive his vested account balance and payment in accordance with Executive’s payment elections under the H&R Block Deferred Compensation Plan for Executives, as amended.
     h. Forfeiture. Executive agrees that the compensation and benefits described in this Section will cease, and no further compensation and benefits will be provided to him if he violates any of the post-employment obligations under Section 7 of this Agreement, or Articles Two and Three of the Employment Agreement.
     4. Vacation. Block will pay Executive for his accrued, unused paid time off which includes vacation, floating holidays, and personal days (but excludes sick leave as set forth in the Company’s policies) within 30 days of the Separation Date (the “PTO Payout”). Executive agrees that his PTO Payout will be $60,332.31, less applicable withholdings. Executive will not receive any other payment for vacation or holidays.
     5. Executive’s Representations. Executive represents and acknowledges to Block that (a) Block has advised him to consult with an attorney of his choosing; (b) he has had twenty-one (21) days to consider the waiver of his rights under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”) prior to signing this Agreement; (c) he has disclosed to Block any information in his possession concerning any conduct involving Block or its Affiliates that he has any reason to believe involves any false claims to any governmental agency, or is or may be unlawful, or violates Block policy in any respect; (d) the consideration provided him under this Agreement is sufficient to support the releases provided by him under this Agreement; and (e) he has not filed any charges, claims or lawsuits against Block involving any aspect of his employment which have not been terminated as of the date of this Agreement. Executive understands that Block regards the representations made by him as material and that Block is relying on these representations in entering into this Agreement.
     6. Effective Date of this Agreement. Executive shall have seven (7) days from the date he signs this Agreement to revoke his consent to the waiver of his rights under the ADEA in writing addressed and delivered to CEO Russ Smyth which action shall revoke this Agreement. If Executive revokes this Agreement, all of its provisions shall be void and unenforceable. If Executive does not revoke his consent, this Agreement will take effect on the day after the end of this revocation period (the “Effective Date”).
     7. Surviving Employment Agreement Obligations. Executive and Block agree that the termination of Executive’s employment will not affect the following provisions of the Employment Agreement which, by their express terms, impose continuing obligations on one or more of the parties following termination of the Employment Agreement: (a) Article Two, “Confidentiality” — Sections 2.01, 2.02; (b) Article Three, “Non-Hiring; Non-Solicitation; No Conflicts; Non-Competition” — Sections 3.01, 3.02, 3.03, 3.05, 3.07; and (c) Article Four, “Specific Performance” — Section 4.03. Executive acknowledges and agrees that he will fully comply with these obligations. Block may agree to waive any of Executive’s surviving post-employment obligations under the Employment Agreement. Any such waiver must be in writing and signed by Executive and the Block CEO. Unless otherwise agreed by the parties in writing, any payments made to Executive under this Agreement will immediately cease upon any such waiver.
     8.Indemnification. Block and Executive agree that Executive will receive, as applicable, the indemnification set forth in Paragraph 4.06 of the Employment Agreement.
     9. Business Expenses and Commitments. As of the Separation Date, Executive agrees that he will have submitted required documentation for all outstanding expenses on his corporate credit card and he will have fully paid off all such outstanding expenses. As of the Effective Date, Executive further agrees that he will not initiate, make, renew, confirm or ratify any contracts or commitments for or on behalf of Block or any Affiliate, nor will he incur any expenses on behalf of Block or any Affiliate without Block’s prior written consent.
     10. Release. Executive and his heirs, assigns, and agents forever release, waive, and discharge Block, Affiliates, and Released Parties as defined below from each and every claim, action, or right of any sort, known or unknown, arising on or before the Effective Date.
     a. The foregoing release includes, but is not limited to, (1) any claim of retaliation or discrimination on the basis of race, sex, pregnancy, religion, marital status, sexual orientation, national origin, handicap or disability, age, veteran status, special disabled veteran status, or citizenship status or any other category protected by law; (2) any other claim based on a statutory prohibition or requirement such as the Age Discrimination in Employment Act, Title VII of the Civil Rights Act, the Americans With Disabilities Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, the Missouri Human Rights Act, the Missouri Service Letter Statute, and the Civil Rights Ordinance of Kansas City, Missouri; (3) any claim arising out of or related to an express or implied employment contract, any other contract affecting terms and conditions of employment, or a covenant of good faith and fair dealing; (4) any tort claims such as wrongful discharge, detrimental reliance, defamation, emotional distress, or compensatory or punitive damages; (5) any personal gain with respect to any claim arising under the qui tam provisions of the False Claims Act, 31 U.S.C. 3730, and (6) any claims to attorney fees, expenses, costs, disbursements, and the like.
     b. Executive represents that he understands the foregoing release, that rights and claims under the Age Discrimination in Employment Act of 1967, as amended, are among the rights and claims against the Released Parties he is releasing, and that he understands that he is not releasing any rights or claims arising after the Effective Date.
     c. Executive further agrees never to sue the Released Parties or cause the Released Parties to be sued regarding any matter within the scope of the above release. If Executive violates this release by suing the Released Parties or causing the Released Parties to be sued, Executive agrees to pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees except to the extent that paying such costs and expenses is prohibited by law or would result in the invalidation of the foregoing release.

     d. “Released Parties” for purposes of this Agreement are Block, all current and former parents, subsidiaries, related companies, partnerships or joint ventures, and, with respect to each of them, their predecessors and successors; and, with respect to each such entity, all of its past, present, and future employees, officers, directors, stockholders, owners, representatives, assigns, attorneys, agents, insurers, employee benefit programs (and the trustees, administrators, fiduciaries and insurers of such programs), and any other person acting by, through, under or in concert with any of the persons or entities listed in this paragraph, and their successors.
     11. Breach by Executive. Block’s obligations to Executive after the Effective Date are contingent on his obligations under this Agreement. Any material breach of this Agreement by Executive will result in the immediate cancellation of Block’s obligations under this Agreement and of any benefits that have been granted to Executive by the terms of this Agreement except to the extent that such cancellation is prohibited by law or would result in the invalidation of the foregoing release.
     12. Executive Availability. Executive agrees to make himself reasonably available to Block and/or Affiliates to respond to requests for information pertaining to or relating to Block and/or its Affiliates, agents, officers, directors, or employees. Executive will cooperate fully with Block and/or Affiliates in connection with any and all existing or future litigation or investigations brought by or against Block or any of its Affiliates, agents, officers, directors or employees, whether administrative, civil or criminal in nature, in which and to the extent Block and/or Affiliates deem Executive’s cooperation necessary. Block will reimburse Executive for reasonable out-of pocket expenses incurred as a result of such cooperation. Nothing herein shall prevent Executive from communicating with or participating in any government investigation.
     13. Non-Disparagement. Executive agrees, subject to any obligations he may have under applicable law, that he will not make or cause to be made any statements that disparage, are inimical to, or damage the reputation of Block or any of its Affiliates, agents, officers, directors, or employees. In the event such a communication is made to anyone, including but not limited to the media, public interest groups and publishing companies, it will be considered a material breach of the terms of this Agreement and Executive will be required to reimburse Block for any and all compensation and benefits (other than those already vested) paid under the terms of this Agreement and all commitments to make additional payments to Executive will be null and void. Block likewise agrees, subject to any obligations that it may have under applicable law, that the following individuals during their Block employment will not make or cause to be made any statements that disparage, are inimical to, or damage the reputation of Executive: Russ Smyth, Becky Shulman, Tammy Serati, Sabrina Wiewel, Phil Mazzini, and Ken Treat.
     14. Return of Company Property. Executive agrees that as of the Separation Date he will have returned to Block any and all Block and/or Affiliates’ property or equipment in his possession, including but not limited to, any computer, printer, fax, phone, credit card, badge, Blackberry, and telephone card assigned to him.
     15. Severability of Provisions. In the event that any provision in this Agreement is determined to be legally invalid or unenforceable by any court of competent jurisdiction, and cannot be modified to be enforceable, the affected provision shall be stricken from the Agreement, and the remaining terms of the Agreement and its enforceability shall remain unaffected.
     16. Entire Agreement. This Agreement sets forth the entire agreement and understanding between the parties and may be changed only with the written consent of both parties and only if both parties make express reference to this Agreement. The parties have not relied on any oral statements that are not included in this Agreement. This Agreement supersedes all prior agreements and understandings concerning the subject matter of this Agreement. Any modifications to this Agreement must be in writing and signed by Executive and the Block CEO. Failure of Block to insist upon strict compliance with any of the terms, covenants, or conditions of this Agreement will not be deemed a waiver of such terms, covenants, or conditions.
     17. Applicable Law. This Agreement shall be construed, interpreted, and applied in accordance with the law of the State of Missouri.
     18. Successors and Assigns. This Agreement and each of its provisions will be binding upon Executive and his executors, successors, and administrators, and will inure to the benefit of Block and its successors and assigns. Executive may not assign or transfer to others the obligation to perform his duties hereunder.
     19. Specific Performance by Executive. The parties acknowledge that money damages alone will not adequately compensate Block for Executive breach of any of the covenants and agreements herein and, therefore, in the event of the breach or threatened breach of any such covenant or agreement by Executive, in addition to all other remedies available at law, in equity or otherwise, Block will be entitled to injunctive relief compelling Executive’s specific performance of (or other compliance with) the terms hereof.
     20. Counterparts. This Agreement may be signed in counterparts and delivered by facsimile transmission confirmed promptly thereafter by actual delivery of executed counterparts.
     21. Supplemental Release. Executive agrees that within 21 days after the Separation Date, he will execute an additional release covering the period from the Effective Date to the Separation Date. Executive agrees that all Block covenants that relate to its obligations beyond the last day of employment will be contingent on Executive’s execution of the supplemental release. The supplemental release will be in the form of Exhibit E to this Agreement.
     22. 409A Representations. Because the requirements of Section 409A of the Internal Revenue Code are still being developed and interpreted by government agencies, certain issues under Section 409A remain unclear as of the Effective Date. Block has made a good faith effort to comply with current guidance under Section 409A. Notwithstanding the foregoing or any provision in this Agreement to the contrary, Block does not warrant or promise compliance with Section 409A, and Executive understands and agrees that he shall not have any claim against Block or any Affiliate for any good faith effort taken by them to comply with Section 409A.
EXECUTIVE:

/s/ Timothy C. Gokey
Timothy C. Gokey
Dated: 7-26-09
Accepted and Agreed:

HRB Tax Group, Inc.
By:	/s/ Russell P. Smyth
Russell P. Smyth President and Director
Dated: 7/28/09

EXHIBIT A
RESIGNATION
To Whom It May Concern:
Effective May 8, 2009, I hereby resign from the following director and officer positions:

Business Entity	Title
Financial Stop Inc.	Director
H&R Block (Nova Scotia), Incorporated	Director
H&R Block Canada Financial Services, Inc.	Director
H&R Block Canada Financial Services, Inc.	Chairman of the Board
H&R Block Canada, Inc.	Director
H&R Block Canada, Inc.	President
H&R Block Eastern Enterprises, Inc.	Director
H&R Block Eastern Enterprises, Inc.	President
H&R Block Enterprises LLC	President
H&R Block Global Solutions (Hong Kong) Limited	Director
H&R Block Limited	Director
H&R Block Tax and Business Services, Inc.	Director
H&R Block Tax Services LLC	President
HRB Tax Group, Inc.	Director
HRB Tax Group, Inc.	President
Vantive Partners LLC	President

Dated: 7-26-09	/s/ Timothy C. Gokey
Timothy C. Gokey

EXHIBIT B
STOCK OPTION SUMMARY

	Grant	Shares
Grant Date	Price	Granted	Vested	Accelerated
6/28/2004	$24.235	100,000	100,000	0
6/30/2005	$29.175	100,000	100,000	0
6/30/2006	$23.86	125,000	125,000	0
6/30/2007	$23.37	125,000	83,333	41,667
7/3/2008	$21.81	173,522	57,840	57,840	*
10/1/2008	$23.76	179,855	0	179,855

Total			466,173	279,362

*	Executive forfeits 57,842 stock options from the July 3, 2008 grant.

EXHIBIT C
RESTRICTED SHARES SUMMARY

	Grant	Shares
Grant Date	Price	Granted	Vested	Accelerated
7/3/2008	$21.81	290	96	97	*
10/1/2008	$23.76	10,520	0	10,520

Total			96	10,617

*	Executive forfeits 97 shares from the July 3, 2008 grant.

EXHIBIT D
PERFORMANCE SHARES SUMMARY

	Grant	Shares
Grant Date	Price	Granted	Vested	Accelerated
6/30/2006	$0.00	15,000		*
6/30/2007	$0.00	15,000		*
7/3/2008	$0.00	9,834		*

*	The number of shares actually awarded will be determined at the end of the applicable 3-year performance cycle based upon actual performance results.
Award will be prorated based upon the number of days worked by Executive during the applicable three year performance cycle.

A-4